Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS RESULTS FOR THE THIRD QUARTER OF 2024

DALTON, GEORGIA (November 1, 2024) -- The Dixie Group, Inc. (OTCQB: DXYN) today reported financial results for the quarter ended September 28, 2024.

•Net sales in the third quarter of 2024 were $64.9 million compared to $68.6 million in the same period of the prior year
•The gross profit margin for the three months of the third quarter of 2024 was 24.6% of net sales compared to 26.6% in the third quarter of 2024
•Operating loss in the third quarter of 2024 was $2.1 million compared to a loss of $0.9 million in the third quarter of the prior year

For the third quarter of 2024, the Company had net sales of $64,877,000 as compared to $68,576,000 in the same quarter of 2023. The Company had an operating loss of $2,107,000 compared to an operating loss of $913,000 in the third quarter of 2023. The net loss from continuing operations in the third quarter of 2024 was $3,729,000 or $0.26 per diluted share. In 2023, the net loss from continuing operations for the third quarter was $2,211,000 or $0.15 per diluted share.

For the nine months ended September 28, 2024, net sales were $200,638,000 or 4.3% below the net sales for the nine-month period ended September 30, 2023 at $209,669,000. The operating loss for the first nine months of 2024 was $669,000 compared to an operating loss of $354,000 in the same period of the prior year. The Company had a net loss from continuing operations of $5,473,000 or $0.37 per diluted share for the nine months ended September 28, 2024 compared to a net loss from continuing operations of $5,382,000 or $0.36 per diluted share in the nine month period ending September 30, 2023.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “Net sales in the third quarter started off slow in the month of July but improved throughout the remainder of the quarter. Soft market conditions, as a result of high interest rates, low existing home sales and low consumer confidence, have negatively impacted our overall sales volume. Net sales from soft surfaces during the quarter were 3% below prior year while the industry, we believe, was down approximately 6.5%. Operating margins in the third quarter were unfavorably impacted by the lower manufacturing volume in the plants, and significant non-recurring charges for capacity charges from utilities at our manufacturing facilities in California and higher costs related to our self-insured medical benefits and workers’ compensation.

We are pleased by the results of the successful operation of our extrusion equipment that began in the first quarter of this year. Along with providing raw materials at a lower cost, the importance of securing an internal supply of fiber became more apparent as one of our key suppliers of white nylon announced they would be shutting down their operations later this year.

Throughout the third quarter we continued to promote our Step Into Color campaign through marketing materials placed in our customers’ retail stores as well as digital advertising. The Step Into Color campaign connects our retail customers, designers and consumers with a world of color options, including custom colors available in all of our brands. This provides the end user with colorful options in piece dyed nylon as opposed to the sea of sameness that is solution dyed polyester.

-MORE-

The Dixie Group Reports Third Quarter 2024 Results

November 1, 2024

Our marketing activities in the third quarter included continued focus on expanding our digital marketing efforts which has resulted in increased lead generation, sample order activity from our websites and improved capabilities for online product visualization. We also saw strong growth from retail stores where we have placed our Premier Flooring Center program. The investment in samples, merchandising and training in these stores have provided returns of increased business and greater market share.

Our product and marketing initiatives should allow us to continue to outperform the industry in what has been a difficult flooring market. Our cost savings initiatives, including the successful operation of our extrusion equipment and the consolidation of our east coast manufacturing facilities, have us in a strong position to maximize the return from an anticipated improvement in demand going into 2025. This higher demand is expected to be driven by higher existing home sales and remodeling as the result of decreasing interest rates and access to elevated home equity.” Frierson concluded.

Net sales in the third quarter of 2024, $64.9 million, decreased by 5.4% from the net sales in the third quarter of 2023, $68.6 million. The gross profit in the third quarter of 2024 was 24.6% of net sales compared to 26.6% in the third quarter of 2023. The gross profit margin in 2024 was negatively impacted by under absorbed fixed cost as a result of lower production volume, higher utility costs in California from capacity charges, additional facilities rent and higher expenses related to our self-insured medical plan.

Selling and administrative expenses in the third quarter of 2024 were $17.6 million as compared to $18.7 million in the third quarter of the previous year. This was a 6.3% year over year decrease and represented 27.1% of the net sales in 2024 as opposed to 27.3% of the higher net sales in 2023.

On our September fiscal month end balance sheet, receivables increased $2.9 million from the balance at fiscal year end 2023 due to higher sales in the last month of the third quarter 2024 as compared to the seasonally lower sales volume in the last month of the fiscal year 2023. Inventory was $76.8 million, slightly above the 2023 year end balance of $76.2 million and 4.0% below the inventory balance in September of 2023. Combined accounts payable and accrued expenses were $6.3 million higher at the end of the third quarter of 2024 as compared to the December 2023 balance but $1.0 million lower than the same quarter of the previous year. The lower year over year accounts payable and accrued expenses were driven by planned reductions in inventory in the fourth quarter of 2024. In the third quarter of 2024, capital expenditures were $0.6 million. Capital expenditures for the full fiscal year 2024 are planned at $9.3 million, with $2.8 million being funded by cash investment within the year and the remaining $6.5 million from cash spent through deposits in prior years. Interest expense was $1.6 million in the third quarter of 2024 compared to $1.8 million in the third quarter of 2023. The lower interest expense in 2024 was the result of lower average debt balance within the quarter. Our debt increased by $3.9 million in the first nine months of 2024 driven primarily by the cash investment in new product introductions in the first half of the year and operating expenses coupled with lower sales volume in the third quarter. Our availability under our line of credit with our senior lending facility was $11.7 million at the end of the third quarter of 2024.

For the first four weeks of the fourth quarter 2024 to date, net sales are approximately 1% below the comparable period in the prior year.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

-MORE-

The Dixie Group Reports Third Quarter 2024 Results

November 1, 2024

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings (loss) per share)

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023

NET SALES	$64,877	$68,576	$200,638	$209,669
Cost of sales	48,947	50,341	149,085	153,821
GROSS PROFIT	15,930	18,235	51,553	55,848
Selling and administrative expenses	17,561	18,743	51,309	54,195
Other operating (income) expense, net	193	(147)	141	(313)
Facility consolidation and severance expenses, net	283	552	772	2,320
OPERATING LOSS	(2,107)	(913)	(669)	(354)
Interest expense	1,628	1,795	4,780	5,503
Other (income) expense, net	(2)	(622)	8	(634)
Loss from continuing operations before taxes	(3,733)	(2,086)	(5,457)	(5,223)
Income tax provision (benefit)	(4)	125	16	159
Loss from continuing operations	(3,729)	(2,211)	(5,473)	(5,382)
Loss from discontinued operations, net of tax	(182)	(183)	(329)	(496)
NET LOSS	$(3,911)	$(2,394)	$(5,802)	$(5,878)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.26)	$(0.15)	$(0.37)	$(0.36)
Discontinued operations	(0.01)	(0.01)	(0.02)	(0.04)
Net Loss	$(0.27)	$(0.16)	$(0.39)	$(0.40)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.26)	$(0.15)	$(0.37)	$(0.36)
Discontinued operations	(0.01)	(0.01)	(0.02)	(0.04)
Net Loss	$(0.27)	$(0.16)	$(0.39)	$(0.40)

Weighted-average shares outstanding:
Basic	14,455	14,824	14,733	14,769
Diluted	14,455	14,824	14,733	14,769

-MORE-

The Dixie Group Reports Third Quarter 2024 Results

November 1, 2024

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	September 28, 2024	December 30, 2023
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$1,053	$79
Receivables, net	26,578	23,686
Inventories, net	76,754	76,211
Prepaid and other current assets	8,201	12,154
Current assets of discontinued operations	199	265
Total Current Assets	112,785	112,395

Property, Plant and Equipment, Net	34,942	31,368
Operating Lease Right-Of-Use Assets	26,466	28,962
Other Assets	19,125	17,130
Long-Term Assets of Discontinued Operations	1,383	1,314
TOTAL ASSETS	$194,701	$191,169

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$18,913	$13,935
Accrued expenses	17,891	16,598
Current portion of long-term debt	2,680	4,230
Current portion of operating lease liabilities	3,863	3,654
Current liabilities of discontinued operations	1,049	1,137
Total Current Liabilities	44,396	39,554

Long-Term Debt, Net	83,733	78,290
Operating Lease Liabilities	23,221	25,907
Other Long-Term Liabilities	16,460	14,591
Long-Term Liabilities of Discontinued Operations	3,620	3,536
Stockholders' Equity	23,271	29,291
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$194,701	$191,169

-END-